UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2021

Ferro Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6060 Parkland Boulevard Suite 250, Mayfield Heights, Ohio	44124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 216-875-5600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00	FOE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 11, 2021, the Company entered into a Merger Agreement with PMHC II Inc. (the “Merger Agreement”). In connection with the closing of the transactions contemplated under the Merger Agreement, certain executive officers of the Company may become entitled to payments and benefits that could be treated as “excess parachute payments” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended. To mitigate the potential impact of Section 280G on the Company and the executive officers, on December 2, 2021, the Compensation Committee of the Company’s Board of Directors approved payment during 2021 of approximately 95% of the annual cash bonus that it presently expects would otherwise be paid to each of Messrs. Thomas, Schlater and Duesenberg in early 2022 (corresponding to 185% of their respective annual target bonus amounts).

The Company entered into an acknowledgment, the form of which is attached hereto as Exhibit 10.1, with each of Messrs. Thomas, Schlater and Duesenberg, pursuant to which each of them has agreed to repay the accelerated annual cash bonus payment amounts to the extent it is subsequently determined that the ultimate payment amounts earned based on actual performance for the full 2021 fiscal year would have been for lesser amounts.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Title

10.1	Form of Acknowledgement Letter Agreement

104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline eXtensible Business Reporting Language).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

December 3, 2021	By:	/s/ Benjamin J. Schlater
Name: Benjamin J. Schlater
Title: Group Vice President and Chief Financial Officer